Exhibit 3.1

NEW YORK CITY REIT, INC.

AMENDMENT NO. 2 TO

AMENDED AND RESTATED BYLAWS

The Amended and Restated Bylaws (as amended, the “Bylaws”), of New York City REIT, Inc. a Maryland corporation, are hereby amended as follows:

1.	ARTICLE III, Section 2. is deleted in its entirety and replaced with the following:

Section 2.             NUMBER, TENURE, QUALIFICATION AND RESIGNATION. A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than fifteen (15), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. At any time that the number of directors comprising the board is less than five, one director shall be a managing director, as defined in this section. At any time that the number of directors comprising the board is five or more, up to two directors shall be managing directors; provided, however, that if only one managing director is identified by the Corporation’s Advisor (currently, New York City Advisors, LLC) (the “Advisor”), the board will include one managing director. If at any time the board of directors does not include the number of managing directors required under this section, the board of directors shall take all action necessary to cure such condition. To qualify for nomination or election as a director, an individual at the time of nomination and election shall meet the qualifications of an independent director or a managing director, as the case may be, depending on the position for which such individual may be nominated or elected. An “independent director” shall mean an individual who meets the qualifications of an independent director set forth in the Corporate Governance Guidelines of the Corporation, as amended from time to time. A “managing director” shall mean an individual identified by the Advisor or, in the absence of such identification, the individual then serving as the Chief Executive Officer of the Corporation shall constitute a managing director. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

2.	Except as set forth herein, the Bylaws shall remain in full force and effect.